EXHIBIT 99.1

FOR IMMMEDIATE RELEASE

Letters of intent signed between WSN Group, Inc. and Cash Asset
Management, Harrison Asset Management, Money Asset Management, United Recovery and First American Family Financial Services Corporation.

WSN Group, Inc. (WSNG) has signed letters of intent to acquire a percentage of the assets of Cash Asset Management, Harrison Asset
Management and Money Asset Management and to complete a share for share exchange with United Recovery and First American Family Financial Services Corporation.

The letter of intent between WSNG and the private entities contemplates the completion of due diligence and contains covenants to use their best efforts to enter into definitive agreements. No other terms were disclosed.

About WSN Group, Inc.

WSNG Group Inc, a Nevada corporation, is comprised of two main divisions.

World Access & Media Network (WAN). WAN is the Internet Service Provider (ISP) division of WSNG. WAN provides everything from network wiring services to turnkey Internet access and web-hosting solutions for consumers and business owners. WAN offers business owners the ability to purchase interactive e-commerce solutions enabling them to maintain and manage their own Internet presence. The software programs used by WAN range from proprietary products of WSNG to MIVA e-commerce solutions. http://www.wmnetwork.co

WSNG Technology Group. The WSNG Technology Group has written proprietary software for companies wishing to establish or enhance their Internet presence or enhance their internal Intranet. These software programs have been developed by WSNG staff members and continue to be upgraded as technology advances.

About Cash Asset Management, Harrison Asset Management, Money Asset Management, United Recovery and First American Family Financial Services Corporation.

Cash Asset Management, Harrison Asset Management, Money Asset
Management, United Recovery and American Family Financial Services Corporation acquires, manages and liquidates distressed financial portfolios consisting primarily of secured and unsecured commercial and consumer loans, medical receivables, credit card debt, real and personal property loans, notes and account receivables, student loans and other similar assets
("Debt Portfolios"). The Debt Portfolios are obtained from banks, financial institutions, the FDIC and other sources at a deep discount off their face amounts.